Exhibit 99.1

NEWS RELEASE

Contact:	Robert Raynor	Mary Luthy
	Director, Investor Relations	Director, Corporate Communications
	(714) 773-7620	(714) 993-8770

Dr. Risa Lavizzo-Mourey Resigns from

the Board of Directors of Beckman Coulter

FULLERTON, CA, June 4, 2007 – Beckman Coulter, Inc. (NYSE:BEC), announced today that Dr. Risa Lavizzo-Mourey, President and CEO of the Robert Wood Johnson Foundation, has resigned from the company’s Board of Directors, effective June 1, 2007.

Dr. Lavizzo-Mourey stated, “Beckman Coulter is thriving under its current leadership and I am confident it will continue to do so. My own commitments, however, make it impossible for me to devote all the time I would like to Beckman Coulter, which is why I am taking this action.”

“I would like to thank Risa on behalf of the company for her guidance and assistance during the past several years. She has served Beckman Coulter’s shareholders well and has been a patient and responsive adviser to management,” said President and CEO Scott Garrett.

The company stated that it has begun an active search and will be interviewing candidates to fill the seat vacated by Dr. Lavizzo-Mourey.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represents more than 75 percent of the company’s 2006 annual sales of $2.53 billion. For more information, visit www.beckmancoulter.com.